Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
news	Contacts

	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group Reports Fourth Quarter 2010 Results
Board Authorizes Additional $1 Billion for Share Repurchases

CHATTANOOGA, Tenn. (February 2, 2011) – Unum Group (NYSE: UNM) today reported net income of $225.8 million ($0.71 per diluted common share) for the fourth quarter of 2010, compared to net income of $199.4 million ($0.60 per diluted common share) for the fourth quarter of 2009.

Included in the results for the fourth quarter of 2010 are net realized after-tax investment gains of $17.2 million ($0.05 per diluted common share), compared to net realized after-tax investment losses of $18.9 million ($0.06 per diluted common share) in the fourth quarter of 2009. Net realized after-tax investment gains for the fourth quarter of 2010 include an after-tax gain of $16.1 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax gain of $22.7 million in the fourth quarter of 2009. Also included in net realized after-tax investment gains for the fourth quarter of 2010 are net realized after-tax investment gains of $1.1 million related to sales and write-downs of investments, compared to net after-tax losses of $41.6 million in the fourth quarter of 2009.

Adjusting for these items, income on an after-tax basis was $208.6 million ($0.66 per diluted common share) in the fourth quarter of 2010, compared to $218.3 million ($0.66 per diluted common share) in the fourth quarter of 2009.

“We are generally pleased with our fourth quarter results, and although not all of our businesses met our expectations, we again benefited from our diverse business portfolio,” said Thomas R. Watjen, president and chief executive officer.  “We enter 2011 with a solid business plan and significant financial flexibility as indicated today by our Board of Directors’ decision to authorize an additional $1 billion for share repurchases over the next 18 months.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

           Unum US reported operating income of $206.1 million in the fourth quarter of 2010, an increase of 1.5 percent from $203.0 million in the fourth quarter of 2009. Premium income for the segment increased 0.3 percent to $1,211.4 million in the fourth quarter of 2010; premium income in the fourth quarter of 2009 was $1,207.9 million.

Within the Unum US operating segment, the group disability line of business reported operating income of $77.0 million in the fourth quarter of 2010, compared to operating income of $72.6 million in the fourth quarter of 2009.  The 6.1 percent increase in operating income was primarily driven by higher net investment income and an improvement in the benefit ratio for the fourth quarter of 2010 to 84.2 percent, compared to 84.6 percent in the fourth quarter of 2009.  The lower benefit ratio resulted from a favorable rate of claim recoveries for group long-term disability, partially offset by a higher level of claim incidence rates for both group long-term and short-term disability. Premium income in group disability declined 4.0 percent to $514.2 million in the fourth quarter of 2010, compared to $535.6 million in the fourth quarter of 2009. Ongoing price competition, along with challenging economic conditions which negatively impact employment levels and wage growth, and the Company’s continued commitment to disciplined pricing, renewals, and risk selection were contributing factors to the decline in premium income. Sales of fully insured group long-term disability products in the fourth quarter of 2010 decreased 10.7 percent to $67.3 million, compared to $75.4 million in the fourth quarter of 2009. Sales of fully insured group short-term disability products increased 7.5 percent to $37.4 million in the fourth quarter of 2010, compared to $34.8 million in the fourth quarter of 2009.  Premium persistency in the group long-term disability line of business was 89.4 percent for full-year 2010, compared to 86.9 percent for full-year 2009. Case persistency for this line was 88.4 percent for full-year 2010, compared to 87.4 percent for full-year 2009. Premium persistency in the group short-term disability line of business was 88.6 percent for full-year 2010, compared to 86.8 percent for full-year 2009. Case persistency for the short-term disability line was 87.3 percent for full-year 2010, compared to 86.5 percent for full-year 2009.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The group life and accidental death and dismemberment line of business reported an 11.5 percent increase in operating income to $53.2 million in the fourth quarter of 2010, compared to $47.7 million in the fourth quarter of 2009. Premium income for this line of business increased 4.6 percent to $302.6 million in the fourth quarter of 2010, compared to $289.4 million in the fourth quarter of 2009, reflecting favorable persistency.  The benefit ratio in the fourth quarter of 2010 was 70.3 percent, compared to 69.9 percent in the fourth quarter of 2009, reflecting slightly elevated mortality in this line of business.  Sales of group life and accidental death and dismemberment products increased 1.9 percent in the fourth quarter of 2010 to $85.9 million from $84.3 million in the fourth quarter of 2009. Premium persistency in the group life line of business was 91.5 percent for full-year 2010, compared to 86.9 percent for full-year 2009. Case persistency in the group life line of business for full-year 2010 was 88.3 percent compared to 87.2 percent for full-year 2009.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The Unum US supplemental and voluntary line of business reported an 8.2 percent decline in operating income to $75.9 million in the fourth quarter of 2010, compared to $82.7 million in the fourth quarter of 2009.  The decline is primarily attributable to increased active life reserves in long-term care and an acceleration of amortization resulting from lower persistency for certain issue years in certain of the product lines.  Premium income for supplemental and voluntary lines increased 3.1 percent to $394.6 million in the fourth quarter of 2010, compared to $382.9 million in the fourth quarter of 2009.  Relative to the fourth quarter of 2009, sales in the voluntary benefits line of business increased 10.0 percent in the fourth quarter of 2010, sales in the individual disability – recently issued line decreased 7.4 percent, and group long-term care sales increased 31.9 percent.

Unum UK Segment

Unum UK reported operating income of $48.1 million in the fourth quarter of 2010, a decrease of 21.5 percent from $61.3 million in the fourth quarter of 2009.  In local currency, operating income for the fourth quarter of 2010 decreased 18.9 percent, to £30.5 million from £37.6 million in the fourth quarter of 2009.

The benefit ratio in the fourth quarter of 2010 was 71.7 percent, compared to 59.6 percent in the comparable quarter in 2009. The higher benefit ratio in the fourth quarter of 2010 resulted from less favorable claim experience as well as from the impact of higher inflation on claim reserves associated with inflation index-linked group policies as compared to lower inflation in the fourth quarter of 2009.  The increase in inflation increased net investment income due to a higher return on index-linked bonds, partially offsetting the increase in claim reserves.  Premium income decreased 5.3 percent to $170.5 million in the fourth quarter of 2010, compared to $180.0 million in the fourth quarter of 2009.  In local currency, premium income decreased 2.1 percent to £107.9 million in the fourth quarter of 2010, compared to £110.2 million in the fourth quarter of 2009. Persistency in the group long-term disability line of business was 91.3 percent for full-year 2010, compared to 88.5 percent for full-year 2009. Persistency in the group life line of business was 92.7 percent for full-year 2010, compared to 80.1 percent for full-year 2009. Sales decreased 22.4 percent to $32.6 million in the fourth quarter of 2010, compared to $42.0 million in the fourth quarter of 2009.  In local currency, sales for the fourth quarter of 2010 decreased 19.5 percent to £20.7 million, compared to £25.7 million in the fourth quarter of 2009.  Sales in the fourth quarter of 2009 were favorably impacted by the exit of another large insurance provider from the U.K. group risk market.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Colonial Life Segment

Colonial Life reported an 11.0 percent decrease in operating income to $60.8 million in the fourth quarter of 2010, compared to $68.3 million in the fourth quarter of 2009.  The benefit ratio in the fourth quarter of 2010 was 53.4 percent, compared to 48.5 percent for the same period in 2009.  The benefit ratio increase resulted from a higher benefit ratio in the accident, sickness, and disability line which reflected an increase in the estimate of incurral trends resulting primarily from higher utilization.  Premium income for the fourth quarter of 2010 increased 6.3 percent to $273.6 million, compared to $257.4 million in the fourth quarter of 2009.  Sales increased 1.3 percent to $121.3 million in the fourth quarter of 2010 from $119.7 million in the fourth quarter of 2009, driven by strong sales in the commercial market which offset a decline in sales in the public sector market.  New accounts increased 4.5 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009, and average weekly producers increased 6.2 percent compared to the fourth quarter of 2009.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $10.3 million in the fourth quarter of 2010, compared to $5.8 million in the fourth quarter of 2009, primarily due to a lower level of expenses.  The interest adjusted loss ratio for the segment was 84.7 percent in the fourth quarter of 2010, compared to 81.6 percent in the fourth quarter of 2009.  Premium income declined 3.4 percent to $212.0 million in the fourth quarter of 2010 compared to $219.4 million in the fourth quarter of 2009 due to the expected run-off of this block.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Corporate and Other Segment

The Corporate and Other segment reported an operating loss of $17.3 million in the fourth quarter of 2010, compared to a loss of $16.6 million in the fourth quarter of 2009.  Higher net investment income and lower operating expense in this year’s fourth quarter were partially offset by increased interest expense, reflecting the debt issuance from September 2010.

OTHER INFORMATION

Share Repurchase Authorization

The Company announced today that its Board of Directors has approved a total of up to $1 billion to repurchase the Company’s outstanding common stock over the next 18 months.  This amount is in addition to the remaining balance of $144.3 million on its previous share repurchase authorization.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 318,462.9 for the fourth quarter of 2010, compared to 332,998.5 for the fourth quarter of 2009.  Shares outstanding totaled 316,573.5 at December 31, 2010.  During the fourth quarter of 2010, the Company repurchased approximately 1.2 million shares at a cost of $28.5 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Capital Management

At December 31, 2010, the weighted average risk-based capital for our traditional US insurance companies was approximately 398 percent; leverage was 22.8 percent; and cash and marketable securities in our holding companies equaled $1.2 billion.

Leverage is measured as total debt to total capital, which the Company defines as total long-term and short-term debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC.

Book Value

Book value per common share as of December 31, 2010 was $28.25 compared to $25.62 at December 31, 2009.

OUTLOOK

The Company continues to anticipate growth in after-tax operating income per share for full year 2011 to be in the range of six percent to twelve percent, including the effect of expected share repurchases.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding realized investment gains and losses, which may be recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind as well as unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure.  For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Thursday, February 3, 2011 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the fourth quarter.  Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (888) 278-8475 for U.S. and Canada (pass code 2910554).  For international, the dial-in number is (913) 312-1478 (pass code 2910554). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call.  The Company will maintain a replay of the call on its website through Thursday, February 10, 2011.  A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) – pass code 2910554.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2010 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

SAFE HARBOR STATEMENT

Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made.  These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control.  The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign, including the continued financial market disruption; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of claims management operations; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from impairments that differ from our assumptions and historical experience; (7) changes in interest rates, credit spreads, and securities prices; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) changes in our financial strength and credit ratings; (10) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (11) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (12) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (13) lower than projected persistency and lower sales growth; (14) changes in accounting standards, practices, or policies; (15) effectiveness of our risk management program; (16) the level and results of litigation; (17) currency exchange rates; (18) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (19) ability and willingness of reinsurers to meet their obligations; (20) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (21) events or consequences relating to terrorism and acts of war, both domestic and foreign; and (22) ability to recover our systems and information in the event of a disaster or unanticipated event.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

For further information about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2009 and any subsequently filed Forms 10-Q.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Operating Revenue by Segment	$2,565.6	$2,522.5	$10,168.5	$10,079.3
Net Realized Investment Gain (Loss)	27.5	(25.9)	24.7	11.7
Total Revenue	$2,593.1	$2,496.6	$10,193.2	$10,091.0

Operating Income by Segment	$308.0	$321.8	$1,306.6	$1,280.6
Net Realized Investment Gain (Loss)	27.5	(25.9)	24.7	11.7
Income Tax	109.7	96.5	445.2	439.7
Net Income	$225.8	$199.4	$886.1	$852.6

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.71	$0.60	$2.72	$2.57
Assuming Dilution	$0.71	$0.60	$2.71	$2.57

Weighted Average Common Shares - Basic (000s)	316,968.2	331,672.8	325,839.0	331,266.2
Weighted Average Common Shares - Assuming Dilution (000s)	318,462.9	332,998.5	327,221.1	332,136.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31
	2010		2009
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income	$208.6	$0.66	$218.3	$0.66
Net Realized Investment Gain (Loss), Net of Tax	17.2	0.05	(18.9)	(0.06)
Net Income	$225.8	$0.71	$199.4	$0.60

* Assuming Dilution

	December 31
	2010		2009
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$8,944.4	$28.25	$8,500.1	$25.62
Net Unrealized Gain on Securities	410.4	1.29	379.6	1.14
Net Gain on Cash Flow Hedges	361.0	1.14	370.8	1.12
Subtotal	8,173.0	25.82	7,749.7	23.36
Foreign Currency Translation Adjustment	(110.9)	(0.35)	(78.7)	(0.24)
Subtotal	8,283.9	26.17	7,828.4	23.60
Unrecognized Pension and Postretirement Benefit Costs	(318.6)	(1.00)	(330.7)	(0.99)
Total Stockholders' Equity, As Adjusted	$8,602.5	$27.17	$8,159.1	$24.59

	December 31
	2010
	(in millions)

Debt, As Reported	$2,856.4
Exclude Non-recourse Debt	716.9
Debt, As Adjusted	$2,139.5

Total Stockholders' Equity, As Reported	$8,944.4
Exclude Net Unrealized Gain on Securities and
Net Gain on Cash Flow Hedges	771.4
Exclude Northwind and Tailwind Capital	923.0
	7,250.0
Debt, As Adjusted	2,139.5
Total Capital, As Adjusted	$9,389.5

Debt to Capital Ratio	22.8%

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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